FREE WRITING PROSPECTUS Dated November 5, 2019	Filed Pursuant to Rule 433 Registration No. 333-228112 Registration No. 333-228112-03

**PRICED/DETAILS** $1.077+bn World Omni (WOART) 2019-C

Joint Bookrunners: Barclays (str), BofA, Mizuho, SunTrust

-Anticipated Capital Structure-

CLS	$AMT(MM)	WAL	S&P/FITCH	P.WIN	L.FNL	BNCH	SPRD	YIELD	CPN	PRICE
A-1	237.320	0.26	A-1+/F1+	1-7	11/2020	IntL +	1	1.90481%	1.90481%	100
A-2A	309.240	1.14	AAA/AAA	7-22	02/2023	EDSF +	23	1.971%	1.96%	99.99667
A-2B	65.000	1.14	AAA/AAA	7-22	02/2023	1mL +	23	L+0.23%		100
A-3	336.770	2.62	AAA/AAA	22-43	12/2024	IntS +	32	1.971%	1.96%	99.99247
A-4	80.300	3.80	AAA/AAA	43-46	12/2025	IntS +	41	2.044%	2.03%	99.98044
B	32.400	3.84	AA/AA	46-46	12/2025	IntS +	58	2.213%	2.20%	99.98946
C	16.200	3.84	A/A	46-46	06/2026	IntS +	78	2.413%	2.40%	99.99648

Expected Settle	:	11/14/19	Registration	:	SEC-Reg
First Pay Date	:	12/16/19	ERISA Eligible	:	Yes
Expected Ratings	:	S&P, Fitch	Min Denoms	:	$1k x $1k
Ticker	:	WOART 2019-C	Bill & Deliver	:	Barclays
Expected Pricing	:	PRICED	Pricing Speed	:	1.3% ABS 10% CALL

-Available Materials-

* Preliminary Prospectus and Ratings FWP: Attached
* Roadshow : www.dealroadshow.com Passcode : WOART19C

* IntexNet : bcgwoart_2019-c Passcode: 26YY

CUSIPs:

A-1	98162RAA6
A-2A	98162RAB4
A-2B	98162RAC2
A-3	98162RAD0
A-4	98162RAE8
B	98162RAF5
C	98162RAG3

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THAT THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.